Exhibit 12.1
STATEMENTS RE COMPUTATION OF RATIOS
The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated.

	Years Ended December 31
(in millions except for ratio amounts)	2009	2008	2007	2006	2005
Income before income tax and noncontrolling interest	$540	$(562)	$1,222	$1,650	$162
Less:
Income (loss) from equity investees	315	(379)	183	288	254
Add:
Fixed charges	150	157	166	165	195
Distributions from equity investees	92	67	84	118	199

Income as adjusted	$467	$41	$1,289	$1,645	$302

Fixed charges:
Interest expensed	$128	$134	$140	$131	$124
Portion of rents representative of the interest factor	17	17	17	17	24
Interest credited to policyholders	5	6	9	17	47

Fixed charges	$150	$157	$166	$165	$195

Ratio of consolidated earnings to fixed charges	3.1	(a )	7.8	10.0	1.5

(a)	For the year ended December 31, 2008, earnings were insufficient to cover fixed charges by $116 million.
The following table sets forth our ratio of earnings to fixed charges and preferred dividends for each of the periods indicated.

	Years Ended December 31
(in millions except for ratio amounts)	2009	2008	2007	2006	2005
Income before income tax and noncontrolling interest	$540	$(562)	$1,222	$1,650	$162
Less:
Income (loss) from equity investees	315	(379)	183	288	254
Preferred stock dividends	187	29	—	70	108
Add:
Fixed charges	337	186	166	235	303
Distributions from equity investees	92	67	84	118	199

Income as adjusted	$467	$41	$1,289	$1,645	$302

Fixed charges:
Interest expensed	$128	$134	$140	$131	$124
Portion of rents representative of the interest factor	17	17	17	17	24
Preferred stock dividends	187	29	—	70	108
Interest credited to policyholders	5	6	9	17	47

Fixed charges	$337	$186	$166	$235	$303

Ratio of consolidated earnings to fixed charges and preferred dividends	1.4	(a )	7.8	7.0	(b	)

(a)	For the year ended December 31, 2008, earnings were insufficient to cover fixed charges by $145 million.

(b)	For the year ended December 31, 2005, earnings were insufficient to cover fixed charges by $1 million.